UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET MOBILE, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET MOBILE, INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2010

Dear Stockholders:

           You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Thursday, April 29, 2010 at 9:00 a.m., local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560 for the following purposes:

          (1) To elect seven directors to serve until their respective successors are elected.

          (2) To approve an amendment to the 2004 Equity Incentive Plan to provide for a one-time stock option exchange program.

          (3) To ratify the appointment of Moss Adams LLP as independent public accountants of the Company for the fiscal year ending December 31, 2010.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

           Only stockholders of record at the close of business on March 1, 2010 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,
Kevin J. Mills
President and Chief Executive Officer
Newark, California April 1, 2010

YOUR VOTE IS IMPORTANT.
IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

           The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2010 Annual Meeting of Stockholders to be held Thursday April 29, 2010 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2010 Annual Meeting of Stockholders. The 2010 Annual Meeting will be held at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560. The Company's telephone number at that location is (510) 933-3000.

           These proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements, were first mailed on or about April 5, 2010 to all stockholders entitled to vote at the 2010 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2010. The Proxy Statement and Annual Report are available at http://www.mkr-group.com/SCKT/stockholder_info.html. Stockholders may access the Proxy Statement, Notice of Annual Meeting, Annual Report on Form 10-K and Proxy Card at this site.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

          Holders of record of our Common Stock at the close of business on March 1, 2010 (the "Record Date") are entitled to notice of and to vote at the 2010 Annual Meeting. At the Record Date, 3,789,067 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and entitled to be voted at the meeting.

           The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company's Board of Directors, Kevin J. Mills, the President, Chief Executive Officer and a director of the Company, Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 and the Roy and Ruth Rogers Unitrust, UTD 09-28-89, and Leviticus Partners, L.P. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2010 Annual Meeting and voting in person.

VOTING AND SOLICITATION

           Generally each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2010 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder's votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

           This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

           The presence at the 2010 Annual Meeting, either in person or by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD or "ABSTAIN" on a subject matter (the "Votes Cast") are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter.

           Proposal One. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present at the meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

           Proposal Two. Approval of an amendment to the 2004 Equity Incentive Plan to provide for a one-time stock option exchange program requires the affirmative vote of a majority of the Votes Cast on the matter at the 2010 Annual Meeting.

           Proposal Three. Ratification of the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2010 Annual Meeting.

          The Company also intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against a proposal.

           Broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purpose of determining the number of Votes Cast with respect to a particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on Proposals 2 and 3, which require the affirmative vote of a majority of the Votes Cast.

           A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

           The Company currently intends to hold its 2011 Annual Meeting of Stockholders in April 2011 and to mail proxy statements relating to such meeting in March 2011. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2011 Annual Meeting must be received by the Company no later than November 19, 2010, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) representations that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, as applicable, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such business; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

           If a stockholder intends to submit a proposal at the 2011 Annual Meeting, but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 29, 2011, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2011 Annual Meeting.

           The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2010 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2010 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

           The proxy holders will vote to elect as directors the seven nominees named below, unless a proxy card is marked otherwise. The nominees consist of six current directors and one new nominee. Enzo Torresi who has served as a director since 2000 has decided to retire from the Board of Directors at the end of his current term. If a person other than a management nominee is nominated at the 2010 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

           All seven directors will be elected for one-year terms expiring at the 2011 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal.

           The following table sets forth information concerning the nominees for director.

Name of Nominee	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	68	Chairman of the Board	1992
Kevin J. Mills	49	President, Chief Executive Officer and Director	2000
Charles C. Emery, Jr.	63	None	--
Micheal L. Gifford	52	Executive Vice President and Director	1992
Leon Malmed (2)(3)	72	Director	2000
Thomas O. Miller(1)	58	Director, Chairman of the Technology Advisory Board	2008
Peter Sealey (3)	69	Director	2002

(1) Member of the Audit Committee. (2) Member of the Nominating Committee. (3) Member of the Compensation Committee. Enzo Torresi, who is retiring from the Board, is also a member of this committee.

           There are no family relationships among any of the directors or executive officers of the Company.

           Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

           Kevin J. Mills was appointed the Company's President and Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

           Charles C. Emery, Jr. has been nominated by the Board to become a new director of the Company. Dr. Emery served until his retirement as Senior Vice President and Chief Information Officer for Horizon Blue Cross Blue Shield of New Jersey from 1996 through 2006. Since his retirement, Dr. Emery has been active with Arizona State University and the University of Maryland teaching graduate classes in healthcare information systems, strategic planning, and healthcare finance. He has over 35 years experience working within the health insurance and healthcare provider sectors. He is a fellow of the American College of Healthcare Executives and a fellow of the College of Healthcare Information Management Executives. Dr. Emery holds a doctorate in management systems from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

           Micheal L. Gifford is a co-founder of the Company and has been a director since its inception in March 1992, has served as the Company's Executive Vice President since October 1994 and is currently the Vice President of Marketing and Business Development. Mr. Gifford served as the Company's President from the Company's inception in March 1992 to September 1994 and as the Company's Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford CO-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford holds a B.S. in Mechanical Engineering from the University of California at Berkeley.

           Leon Malmed has been a director of the Company since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, and President of Iota, a Syquest subsidiary, from 1990 to 1992; and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed holds a BS in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

           Thomas O. Miller was appointed a director of the Company by the Board of Directors in February 2008. He is a Partner in The SAGE Group of Bellevue, Washington, a management consulting company that works with executives at small to midsize companies on business transformation and revitalization strategies for value-creating events. Mr. Miller and The SAGE Group also advise private equity firms who invest in wireless and mobility companies. Prior to The SAGE Group, Mr. Miller was a member of the executive team at Intermec Corporation, a leader in the automated data collection, wireless and mobile computing industries, serving as its President from 2004 to 2005. He was also Vice President of Corporate Development until July 2006 with Intermec's parent company UNOVA. Prior to his appointment as President of Intermec, he was Executive Vice President, Global Sales and Marketing from 2001 to 2003, and Senior Vice President, Americas and System and Solutions from 1999 through 2001. Mr. Miller was Chairman of the Automatic Industry and Mobility Association from 2003 to March 2006 and was recognized for his contributions to the industry with induction into the AIDC100 organization in 2004. He has been a member of the board of directors of InfoLogix, Inc., an enterprise mobility automation company serving the healthcare industry, since October 2006 and serves on its compensation and audit committees. Mr. Miller has been a member of the Company's Technology Advisory Board, currently as its Chairman, since 2006. Mr. Miller holds a Bachelor of Business and a Master of Business Administration degree from Western Illinois University.

          Peter Sealey has been a director of the Company since June 2002. Dr. Sealey has served as Chief Executive Officer and founder of The Sausalito Group, Inc., a management consulting firm, since its founding in July 1997. Dr. Sealey also serves as an Adjunct Professor of Marketing at the Peter F. Drucker Graduate Management School at the Claremont Graduate University in Claremont, California. He has served as a member of the board of directors of Echometrix Inc., a leading developer of analytic applications for user-generated digital web content, since December 2008 and as Chairman of the board since February 2009. Dr. Sealey also served on the board of directors of Max Worldwide Inc., a media holding company, from 2001 to 2007 including service on the board's compensation committee. He previously served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley from 1996 to 2006. From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, including as its Senior Vice President, Global Marketing and Chief Marketing Officer from December 1989 to August 1993. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors has determined that all of the nominees, except Messrs. Mills and Gifford, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

           The Board of Directors held a total of four regular meetings during fiscal 2009 and four telephone meetings. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2009. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve, as well as the annual meeting of stockholders. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he served. All directors attended the 2009 Annual Meeting of Stockholders.

           The Audit Committee consists of Messrs. Bass (Chairman), Malmed and Miller. As required by Nasdaq rules, the members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

           The Audit Committee met with management and the independent accountants five times by telephone during the year ended December 31, 2009 to review quarterly and annual financial information and to discuss the results of quarterly review procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 2009, the Audit Committee met in February 2010 and again in March 2010 with management and with the independent accountants, reviewed the financial statements and the annual audit results, including the independent accountants' assessment of the Company's internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The meetings also included a discussion and review of auditor independence, the pre-approval of the independent accountants' fees for 2010, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2009. The report of the Audit Committee for the year ended December 31, 2009 is included in this Proxy Statement. The Audit Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Nominating Committee consists of Messrs. Malmed (Chairman) and Bass. The Nominating Committee considers and recommends nominations for the Board of Directors and facilitates the self-assessment of Board performance by the independent directors. The Nominating Committee met once in 2009, and twice thus far in 2010, one time in January 2010 and one time in February 2010 to consider nominees for director. At the January 2010 meeting, the Nominating Committee determined that each of the six current directors being nominated was willing and able to serve as a director for the ensuing year and recommended their nomination. At the February 2010 meeting, the Nominating Committee completed its review and assessment of candidates to fill the seventh director position and recommended the nomination of Charles C. Emery, Jr. In addition, the independent directors met four times during 2009 following the regular board meetings to consider matters relating to board governance, oversight and effectiveness. For 2011, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 19, 2010 in order to be considered for inclusion in next year's proxy statement. The Nominating Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Compensation Committee, which consists of Messrs. Torresi and Sealey, held six meetings during fiscal year 2009. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administering the Company's incentive compensation and benefit plans. The report of the Compensation Committee for fiscal year 2009 is included in this Proxy Statement. The Compensation Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

COMPENSATION OF DIRECTORS

           Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company received $4,000 per regular meeting of the Board of Directors that they attended in fiscal 2009. During 2009, two of the four regular meeting fees were waived by the Board to assist the Company in reducing expenses. These outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during Board service, generally at the time of each election of the Board of Directors. Options are awarded for Board service, committee service and committee and Board leadership positions. On April 29, 2009, options that vest monthly over a one year period were awarded to the outside directors for the service period that commenced on April 29, 2009, at an exercise price of $2.36 per share, the fair market value of the Common Stock on the date of grant, in the following amounts:

Name	Shares Subject to Options Granted
Charlie Bass	10,000
Leon Malmed	8,000
Thomas O. Miller	7,000
Peter Sealey	5,000
Enzo Torresi	6,000

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

PROPOSAL TWO

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

INTRODUCTION

           On January 27, 2010, our Board of Directors determined that it is in the best interests of the Company and its stockholders to obtain authority from our stockholders to undertake a one-time stock option exchange program so that we can continue to achieve the Company's equity compensation goals. Options eligible for the exchange program consist of options granted and outstanding from our 2004 Equity Incentive Plan (the "2004 Incentive Plan"), our 1999 Non Statutory Stock Option Plan (the "1999 Plan"), and the 1995 Stock Option Plan (the "1995 Plan" and collectively with the 2004 Incentive Plan and the 1999 Plan, the "Plans") that have exercise prices significantly above the current market price of our stock as quoted on the Nasdaq Capital Market. Such an exchange program will necessitate an amendment to the 2004 Incentive Plan, although not to the 1999 Plan or 1995 Plan (both of which have expired and under which no new options may be granted).

EXCHANGE PROGRAM

           If this proposal is approved by the stockholders, we intend to offer the exchange program to all employees, executive officers, directors and consultants of the Company based in U.S. locations who are employed by, or providing services to, us throughout the duration of the exchange program (the employees, executive officers, directors and consultants eligible for the exchange are referred to herein as "eligible participants" or "service providers").

           Our Board of Directors may commence the exchange program within 120 days of the date this proposal is approved by the stockholders. Within this timeframe, the actual start date will be determined at the discretion of the Board. Even if stockholders approve the proposal, however, the Board may later determine not to implement the exchange program. If the exchange program does not commence within 120 days of stockholder approval, the Company will consider any exchange program commenced thereafter to be a new one, requiring new stockholder approval under the 2004 Incentive Plan.

CHANGES BEING MADE TO THE 2004 INCENTIVE PLAN

           The amendment to the 2004 Incentive Plan permits the Company to commence a one-time stock option exchange to allow our eligible employees, executive officers, directors and consultants to surrender certain outstanding "underwater" (meaning the exercise prices of such options are greater than our current stock price) stock options in exchange for new options to purchase the same number of shares of our Common Stock granted under the 2004 Incentive Plan, but with an adjusted vesting schedule and a per share exercise price equal to the fair market value of our Common Stock on the new date of grant. Eligible options include all outstanding options granted prior to January 1, 2009 under the Plans. Our Board of Directors believes that this program will enhance long-term stockholder value by restoring meaningful retention and incentive benefits to our equity compensation program.

           No amendment of the 1999 Plan or the 1995 Plan, or other stockholder approval, is necessary for either this or a future option exchange program with respect to options granted under those Plans.

REASONS FOR IMPLEMENTING AN EXCHANGE PROGRAM

           Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward our service providers' efforts. We believe that to develop and market competitive products, we need to maintain competitive compensation and incentive programs.

Our stock price has experienced a significant decline over a number of years, and more recently due in part to the continued weak economy and overall weakness in the capital markets. We believe our stock price reflects, among other things, adverse supply and demand conditions in the global market for our products as well as more generally, adverse conditions in the US and global economies. In addition, since the dates of the option grants prior to January 1, 2009, our stock price was negatively impacted by the decline in share equity prices in the US and global equity markets. We have taken a number of actions during this past year to reduce our costs and improve our revenue outlook, but our efforts have not had a significant impact on our stock price to date. Further, despite our efforts, 100% of our service providers hold stock options granted prior to January 1, 2009 that are underwater, and as a result, our equity incentive program does not provide the retention or incentive value it is intended to provide. The weighted average exercise price of options held by our service providers and eligible for exchange was $15.82 as compared to a $3.17 closing price on March 1, 2010 for our Common Stock. At the same time, the market for key employees in our industry remains extremely competitive, notwithstanding the current economy.

           We believe this exchange program is in the best interests of our stockholders and our employees. We believe the exchange program is an important component in our strategy to align the interests of our service providers and stockholders because it will permit us to:

  Provide effective incentives for the service providers who participate in the exchange program. By issuing eligible participants new stock options with lower exercise prices and that are subject to a new vesting period, it encourages them to remain with us and to work to increase stockholder value. Providing effective incentives to our service providers is the primary purpose of the exchange program, and we believe the exchange program will enable us to enhance long-term stockholder value by aligning the interests of our service providers more fully with the interests of our stockholders.

  Reduce the pressure to grant additional or alternative equity awards to achieve the goals that our equity incentive program is intended to accomplish. If we are unable to conduct a program in which underwater stock options with low incentive values may be exchanged for new higher incentive value options, we may be compelled to grant alternative equity awards such as additional options or restricted stock awards to our service providers at current market prices in order to provide them with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense. The exchange program as proposed, on the other hand, is a one-for-one exchange that accomplishes the retention and alignment goals of our equity incentive program without increasing the number of stock option grants outstanding.

  Better align compensation costs with the retention value that we hope to obtain from our outstanding stock option grants. Our outstanding options were granted with exercise prices at the then fair market value of our Common Stock. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants based upon those prices, even if the market value of our stock declines significantly and these options will never be exercised. We believe it is not an efficient use of corporate resources to have to recognize compensation expense on awards that do not provide value to our service providers. At December 31, 2009, there was $451,261 in unrecognized compensation costs related to outstanding stock options granted prior to January 1, 2009 to be recognized in 2010 and beyond, even though at current stock prices these outstanding awards are of limited benefit in motivating and retaining our service providers. By approving the exchange program, these expenses, plus additional expenses we will recognize as a result of the exchange program, will instead apply to new options that will restore both retention and incentive value and result in more efficient use of our resources.

ALTERNATIVES CONSIDERED

           In considering how best to continue to motivate, retain and reward our service providers who have options that are underwater, we evaluated several alternatives, including the following:

  Increasing Cash Compensation. We have considered increasing our service providers' cash compensation to replace the intended benefits of the underwater options, but to do so effectively, the increase would need to be substantial. Such an increase would substantially increase our compensation expense and reduce our cash position and cash flow from operations.

  Granting Additional Equity Awards. We also considered granting service providers additional or alternative equity awards at current market prices. We determined, however, that granting additional stock options would not be feasible for a Company-wide retention program due to insufficient shares remaining in our equity Plans and because such additional grants would cause us to exceed our desired "burn rate" for consumption of shares in the Plans. We could use fewer shares under the Plans and increase the value of each equity award by making future grants of restricted stock instead of options, but this would still substantially increase our total equity award overhang, the potential dilution to our stockholders, and our compensation expense.

  Exchanging Options for Performance Shares. We also considered implementing a program to exchange underwater options for performance shares which are similar to restricted stock units whose vesting is tied to specified performance milestones for the Company and/or the individual.. However, in order to ensure that such an options-for-performance shares exchange program would be approximately expense-neutral from an accounting perspective, the exchange ratios would need to be substantially higher than for an options-for-options exchange program (i.e., fewer performance shares could be issued for each exchanged option). We believe this lower size of new awards would result in lower participation in an options-for-performance shares exchange program than with an options-for-options exchange program. Such lower participation could mean less potential for increased incentive and retention benefits from the exchange program.

           After considering the relative merits of these and other alternatives, we determined that a program under which service providers could exchange eligible options for new options to purchase the same number of shares of Common Stock was most attractive for the reasons described above under the section titled "Reasons for Implementing an Exchange Program."

IMPLEMENTATION AND MECHANICS OF THE EXCHANGE PROGRAM

           On January 27, 2010, our Board of Directors determined that it is in the best interests of the Company and its stockholders to obtain authority from our stockholders to permit the one-time stock option exchange program for options outstanding under the 2004 Incentive Plan. No amendment is needed for options outstanding under the 1999 Plan and the 1995 Plan. The Company has not implemented the exchange program and will not do so unless our stockholders approve this proposal. If approved by stockholders, the exchange program must begin within 120 days of the date of stockholder approval. Within this timeframe, the actual start date will be determined at the discretion of our Board of Directors. However, even if stockholders approve the proposal, the Company may later determine not to implement the exchange program. If the exchange program does not commence within 120 days of stockholder approval, the Company will consider any exchange program implemented thereafter to be a new one, requiring new stockholder approval, at least as to options granted under the 2004 Incentive Plan.

           If our stockholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options even though the options may have little or no retention or incentive value.

           Upon the commencement of the exchange program, eligible participants holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible participants will be given at least 20 business days to elect to surrender their eligible options in exchange for new option awards. Promptly following the completion of this election period, the surrendered eligible options will be cancelled and new options will be granted in exchange (with the date of grant of the new options referred to as the "Exchange Date").

           At the start of the exchange program, we will file the documents setting forth the exchange offer with the SEC as part of a tender offer statement on Schedule TO. Eligible participants, as well as stockholders and members of the public, will be able to obtain a copy of the exchange offer and other documents filed by us with the SEC free of charge from the SEC's website at www.sec.gov.

ELIGIBLE OPTIONS

           Eligible options will include all of our outstanding options granted prior to January 1, 2009, under the Plans. As of March 1, 2010, options to purchase 716,725 shares of our Common Stock would be eligible for exchange under the exchange program.

ELIGIBLE PARTICIPANTS

           The exchange program will be open to all employees, executive officers, directors and consultants of the Company in our US locations who are employed by, or providing services, to us at the commencement of the exchange program and who remain service providers with us through the date the new options are granted under the exchange program. Any service provider holding eligible options who elects to participate in the exchange program but whose service with us terminates for any reason prior to the grant of the new options will retain his or her eligible options subject to their existing terms but will be excluded from participation in the exchange program.

INTERESTS OF OFFICERS AND DIRECTORS IN THE EXCHANGE PROGRAM

           The Company's Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers and directors, to the extent they elect to participate in the exchange program, will receive new options to purchase the same number of shares that would have been issued upon the full exercise of their exchanged eligible options. As of March 1, 2010, each such executive officer and director was entitled to exchange options for the following number of shares of Common Stock:

Executive Officers/Directors	Shares Subject to Options
Kevin J. Mills, President & CEO & Director	88,700

Micheal L. Gifford, Executive VP & Director	59,650

Leonard L. Ott, Chief Technical Officer	54,600

David W. Dunlap, CFO	54,500

Charlie Bass, Director and Chairman	40,250

Tim I. Miller, VP Operations and Engineering	39,200

Leon Malmed, Director	34,250

Peter Sealey, Director	25,000

Thomas O. Miller, Director	9,000

EXCHANGE RATIOS

           The exchange program is a one-for-one exchange. Eligible participants who participate in the exchange program will receive new options to purchase the same number of shares that would have been issued upon the full exercise of their exchanged eligible options.

The following table summarizes information regarding the eligible options that may be surrendered and the new options that would be granted in exchange:

Year of Grant	Exercise Price Ranges of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Yrs)	Maximum Number of Shares Under New Options That May Be Granted
2000	$33.75 to $33.75	122,384	$33.75	0.80	122,384

2001	$10.60 to $22.80	49,268	$11.10	1.56	49,268

2002	$7.60 to $12.90	66,513	$10.45	2.36	66,513

2003	$7.30 to $23.50	56,615	$ 7.51	3.06	56,615

2004	$15.10 to $33.40	51,680	$31.54	3.94	51,680

2005	$10.30 to $15.00	101,000	$14.38	5.05	101,000

2006	$11.70 to $13.80	67,130	$11.94	6.03	67,130

2007	$8.80 to $12.40	83,370	$ 9.80	7.05	83,370

2008	$4.48 to $8.00	118,765	$ 7.09	8.06	118,765

	Total	716,725	$15.82	4.42	716,725

           The weighted average remaining life of eligible options in years is calculated as of March 1, 2010. After the exchange (assuming all eligible options are exchanged and without including any grants after March 1, 2010), we will have options to purchase 1,146,878 shares of Common Stock outstanding and there will be 180,631 shares remaining available for future grants under the 2004 Incentive Plan. Options exchanged would have a new term of 10 years, a new extended vesting period equal to the greater of 24 months after the Exchange Date or 12 months after the date the option tendered would have been fully vested, and an exercise price equal to the closing market price of the Company's Common Stock on the Exchange Date.

PARTICIPATION IN THE EXCHANGE PROGRAM

           Eligible participants will not be required to participate in the exchange program. Participation in the exchange program is voluntary. Eligible participants will have an election period of at least 20 business days from the start of the exchange program during which to determine whether they wish to participate.

           Eligible participants may decide whether to participate in the exchange program on a grant-by-grant basis. This means that participants may elect to tender any or all of their eligible option grants. Eligible participants will not, however, be permitted to tender only a portion of an option.

           Since the decision whether to participate in the exchange program is voluntary, we are not able to predict which or how many service providers will elect to participate, how many eligible options will be surrendered for exchange, and therefore how many new options may be issued. As of March 1, 2010, approximately 67 employees, executive officers, directors and consultants were eligible to participate in the exchange program.

VESTING OF NEW OPTIONS

           The new options granted in the exchange program will be unvested as of their grant date and will have an adjusted vesting schedule based on the remaining vesting period of the surrendered options, regardless of whether the surrendered options were wholly or partially vested. Unless our Board of Directors adopts another vesting schedule prior to the date eligible options are exchanged for new options, the following vesting schedules would apply, subject to the eligible participant's continued service with us through each relevant vesting date:

  New options issued in exchange for eligible options that are fully vested as of the new option grant date will vest in equal monthly installments over a period of two years from the new option grant date.

  New options issued in exchange for eligible options that were not fully vested as of the new option grant date will vest in equal monthly installments over the longer of (x) the period of two years from the new option grant date or (y) the period commencing on the new option grant date and ending on the date one year after the original vesting completion date of the surrendered option.

TERMS AND CONDITIONS OF THE NEW OPTIONS

           New options issued in the exchange program will be granted under our 2004 Incentive Plan and will be subject to an option agreement between the Company and the option recipient. The exercise price of the new options will be equal to the closing sales price of our Common Stock as quoted on the Nasdaq Capital Market on the date of grant. Each option represents the right to purchase shares of our Common Stock during a prescribed period of time and as the option vests. Stock options granted pursuant to the exchange program for employees will be granted as incentive stock options for tax purposes to the maximum extent permitted by law. Stock options granted pursuant to the exchange program for directors and consultants will be granted as nonstatutory stock options for tax purposes. All new options issued in exchange will have a term of 10 years from the date of grant. Other than the exercise price and vesting schedule, the other terms and conditions of the new options issued in the exchange program will be substantially the same as those that applied previously to the exchanged options.

SURRENDERED STOCK OPTIONS

           The shares subject to exchanged options granted under the 2004 Incentive Plan will return to the 2004 Incentive Plan pool, where they would be eligible for future awards under the 2004 Incentive Plan. The shares subject to exchanged options granted under the 1995 Plan will automatically transfer to the 2004 Incentive Plan pool where they also would be eligible for future awards under the 2004 Incentive Plan. The exchange of shares from the 1995 Plan and the 2004 Incentive Plan will therefore have no effect on total awards outstanding or shares remaining available for future grants under the 2004 Incentive Plan. The shares subject to exchanged options granted under the 1999 Plan will, however, not be transferred to the 2004 Incentive Plan pool, and, as the new options granted with respect to such exchanged options will be granted under the 2004 Incentive Plan, the exchange of options from the 1999 Plan will have no effect on total awards outstanding, but will reduce the total number of shares available for future grants under the 2004 Incentive Plan. As of March 1, 2010, the maximum number of shares subject to options under the 1999 Plan eligible for exchange is 54,175 shares.

           Eligible options that are not surrendered will not be affected and will remain outstanding according to their original terms.

POTENTIAL MODIFICATIONS TO THE TERMS OF THE EXCHANGE PROGRAM

           While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change its terms to take into account, among other things, our administrative needs, local law requirements, accounting rules, and Company policy decisions that make it appropriate to change the exchange program. It is also possible that certain terms of the exchange program may need to be modified for tax, accounting or administrative reasons.

           Additionally, we may decide not to implement the exchange program even if stockholder approval is obtained or we may amend or terminate the exchange program once it is in progress. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is also possible that we may need to alter the terms of the exchange program to comply with comments from the staff. The final terms of the exchange program will be described in an exchange offer document that will be filed with the SEC.

US FEDERAL INCOME TAX CONSEQUENCES

           The following is a summary of the anticipated material US federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for new options should be treated as a non-taxable exchange, and neither we nor any of our service providers should recognize any income for US federal income tax purposes upon the surrender of eligible options and the grant of new options. The foregoing is only a summary of the tax effect of US federal income taxation upon participants of the exchange program and the Company with respect to the surrender of eligible options and grant of new options under the exchange program. It does not purport to be complete, and does not discuss the tax consequences of a service provider's death or the provisions of the income tax laws of any municipality or state in which the service provider may reside.

ACCOUNTING TREATMENT OF NEW EQUITY AWARDS

           On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123R), on accounting for share-based payments. Under ASC Topic 718, we may recognize incremental compensation expense resulting from the new options granted in the exchange program. The incremental compensation expenses will be measured as the excess, if any, of the fair value of the new options granted to participants in exchange for surrendered eligible options, measured as of the date the new options are granted, over the fair value of the options surrendered in exchange for the new awards, measured immediately prior to the exchange.

           In the event that any of the new options are forfeited prior to their vesting due to termination of employment or service, the compensation expense for the forfeited options will not be recognized. With respect to participants who terminate after satisfying the new vesting schedule of their new options, the compensation expense that the Company will recognize for their forfeited options is limited to the incremental expense (if any) associated with the new option and not the expense of the option surrendered in the exchange program.

EFFECT ON THE COMPANY'S STOCKHOLDERS

           We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which eligible participants will exchange their eligible options. Nonetheless, the exchange program is generally intended to restore competitive and appropriate equity incentives for our service providers and recapture value for compensation expense already being incurred.

SUMMARY OF THE 2004 EQUITY INCENTIVE PLAN

           The following is a summary of the principal features of the 2004 Incentive Plan and its operation. The summary is qualified in its entirety by reference to the 2004 Incentive Plan, a copy of which is set forth in Appendix A. The Plans also are available in their entirety in the proxy materials located at the Stockholder Meeting Info page on the Company's website at http://www.mkr-group.com/SCKT/stockholder_info.html.

           The 2004 Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) stock appreciation rights and (iv) performance units and performance shares. Each of these is referred to individually as an "Award." As of March 1, 2010, approximately 79 of our employees, executive officers, directors and consultants are eligible and are participating in the 2004 Incentive Plan.

           Number of Shares of Common Stock Available Under the 2004 Incentive Plan. The maximum aggregate number of shares that may be awarded and sold under the 2004 Incentive Plan is equal to the sum of (i) the number of shares which were reserved but not issued under the 1995 Plan as of the date of stockholder approval of the 2004 Incentive Plan, (ii) any shares returned to the 1995 Plan as a result of termination of options or repurchase of shares issued under the 1995 Plan after the approval of the 2004 Incentive Plan, and (iii) an annual increase to be added on the first day of the Company's fiscal year beginning in 2005, equal to the least of (A) 200,000 shares, (B) 4% of the outstanding shares on such date or (C) a lesser amount determined by the Board of Directors. As of March 1, 2010, 846,132 shares have been granted and are outstanding under the 2004 Incentive Plan and 228,207 shares remain available for future Award grants under the 2004 Incentive Plan.

           If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject thereto will become available for future grant or sale under the 2004 Incentive Plan (unless the 2004 Incentive Plan itself has terminated); provided, however, that shares that have actually been issued under the 2004 Incentive Plan, whether or not upon exercise of an Award, will not be returned to the 2004 Incentive Plan and will not become available for future distribution under the 2004 Incentive Plan, except that if unvested shares are forfeited or repurchased by the Company, such shares will become available for future grant under the 2004 Incentive Plan.

           If we declare a stock dividend or engage in a reorganization or other change in our capital structure, including a merger, the Administrator (as defined below) will adjust the (i) number and class of shares available for issuance under the 2004 Incentive Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards described below, each as appropriate to reflect the change.

           Option Exchanges. The 2004 Incentive Plan prohibits the implementation of a stock option exchange program without stockholder approval. If this proposal is approved by stockholders, the 2004 Incentive Plan will be amended to permit a one-time stock option exchange program that will allow eligible participants to surrender certain outstanding underwater stock options in exchange for new options for the same number of shares granted under the 2004 Incentive Plan, as described above. The exchange program must begin within 120 days of the date this amendment to the 2004 Incentive Plan is approved by stockholders. Within this timeframe, the actual start date will be determined at the discretion of our Board of Directors. If the exchange program does not commence within 120 days of stockholder approval, the Company will consider any exchange program implemented thereafter to be a new one, requiring new stockholder approval.

           Administration of the 2004 Incentive Plan. The Compensation Committee of our Board of Directors, or the Board of Directors itself (referred to as the "Administrator"), administers the 2004 Incentive Plan. To make grants to certain of the Company's officers and key employees, the Compensation Committee (or the members of the Board of Directors acting as the Administrator) must generally consist of at least two directors who qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (so that the Company can receive a federal tax deduction for certain performance-based compensation paid under the 2004 Incentive Plan).

           Subject to the terms of the 2004 Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the 2004 Incentive Plan), and to interpret the provisions of the 2004 Incentive Plan and outstanding Awards.

           Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the 2004 Incentive Plan. The Administrator determines the number of shares subject to each option, although the 2004 Incentive Plan provides that a participant may not receive options for more than 75,000 shares in any fiscal year, except in connection with his or her initial employment with the Company, in which case he or she may be granted an option covering up to an additional 125,000 shares.

           The Administrator determines the exercise price of options granted under the 2004 Incentive Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

           The term of each option will be stated in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years.

           After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant's Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability.

           Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant the Company a right to repurchase or reacquire the shares upon the termination of the participant's service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 25,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 50,000 shares of restricted stock in connection with his or her initial employment with the Company. No restricted stock awards have been made.

           Stock Appreciation Rights. The Administrator is able to grant stock appreciation rights, which are rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, shares of Common Stock, or a combination thereof. The Administrator, subject to the terms of the 2004 Incentive Plan, has complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2004 Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than 75,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 125,000 shares in connection with his or her initial employment with the Company.

           After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her vested stock appreciation rights for the same period of time as applies to stock options. No stock appreciation rights awards have been made.

           Performance Units and Performance Shares. The Administrator is able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 25,000 performance shares and no participant will receive performance units having an initial value greater than $1,000,000, except that a participant may be granted performance shares covering up to an additional 50,000 shares in connection with his or her initial employment with the Company. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date. No awards of performance units or performance shares have been made.

           Performance Goals. Awards and other incentives granted under the 2004 Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement with respect to such criteria, including: cash position, earnings per share, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, revenue, and total stockholder return. The performance goals may differ from participant to participant and from Award to Award. No performance goal Awards have been made.

           Transferability of Awards. Awards granted under the 2004 Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant.

           Change in Control. In the event of a change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

           With respect to Awards granted to a non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution the participant's status as a director of the Company or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant, then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares subject thereto, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

           Amendment and Termination of the 2004 Incentive Plan. The Administrator has the authority to amend, alter, suspend or terminate the 2004 Incentive Plan, except that stockholder approval is required for any amendment to the 2004 Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2004 Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator, which agreement must be in writing and signed by the participant and the Company. The 2004 Incentive Plan will terminate on April 23, 2014, unless the Board of Directors terminates it earlier.

TERMS OF THE 1995 PLAN AND THE 1999 PLAN

           The terms of the 1995 Plan and the 1999 Plan are similar to the 2004 Incentive Plan, except that only incentive stock options, nonstatutory stock options and restricted stock may be granted under the 1995 Plan and only nonstatutory stock options may be granted under the 1999 Plan. Both the 1995 Plan and the 1999 Plan have expired and no new awards may be granted thereunder.

FEDERAL TAX ASPECTS

           The following paragraphs are a summary of the general federal income tax consequences to US taxpayers and the Company of Awards granted under the Plans. Tax consequences for any particular individual may be different.

           Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who dispose of their shares more than 2 years following the date the option was granted and more than 1 year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within 2 years after the date of grant or within 1 year after the date of exercise (a "disqualifying disposition"), the optionee will recognize ordinary income at time of the disposition generally equal to (x) the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) (or the sale price, if less) minus (y) the option exercise price. Any gain in excess of that amount will be a capital gain. If a loss is recognized on the disposition, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

           The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax that is payable if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

           Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to forfeiture or repurchase upon the optionee's termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

           Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

           Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the "determination date" (as defined above under "Nonstatutory Stock Options"). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

           Performance Units and Performance Shares. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of stock upon settlement of the Award, the participant generally will be taxed in the same manner as described above under "Restricted Stock Awards". Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the "determination date" (as defined above under "Nonstatutory Stock Options"), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

           Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the Plans with a deferral feature are subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

           Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the Plans in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other "covered employees" as determined under Section 162(m) of the Code and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLANS. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           If a quorum is present, the affirmative vote of a majority of the Votes Cast will be required to approve the one-time stock option exchange program, including the necessary amendment to the 2004 Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ONE-TIME STOCK OPTION EXCHANGE PROGRAM, INCLUDING THE AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           The Audit Committee has selected Moss Adams LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2010, and recommends that stockholders vote for ratification of such appointment.

           Moss Adams LLP has audited the Company's financial statements for each of the six fiscal years ended December 31, 2009. Representatives of Moss Adams LLP are expected to be present at the 2010 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED BY MOSS ADAMS LLP DURING FISCAL YEARS 2009 AND 2008

           Audit Fees:

           Audit fees billed to the Company by Moss Adams LLP for their audit of the Company's 2009 and 2008 fiscal year financial statements and review of the Company's quarterly financial statements for fiscal 2009 and 2008 totaled $228,000 in 2009 and $238,000 in 2008. The Company was not deemed an accelerated filer for fiscal years 2009 and 2008, and an audit of the Company's internal controls at December 31, 2009 and 2008 was not required.

           Audit-Related Fees:

           Audit-related fees billed to the Company by Moss Adams LLP during the Company's 2009 and 2008 fiscal years totaled $8,500 and $3,000, respectively. Audit-related fees in 2009 were primarily related to work relating to the issuance of a consent related to the filing of a Form S-3 registration statement and in both years to the issuance of a consent related to the filing of a Form S-8 registration statement.

           Tax Fees:

           Fees billed to the Company by Moss Adams LLP for tax services during the Company's 2009 and 2008 fiscal years were $18,200 in 2009 and $20,000 in 2008. Tax fees are for preparation of the prior year's annual tax returns.

           All Other Fees:

           There were no other fees billed to the Company during the Company's 2009 and 2008 fiscal years by Moss Adams LLP.

           Approval Procedures:

           The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

           The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining Moss Adams LLP's independence and determined that it is.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           Ratification of the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2010 Annual Meeting.

           Stockholder ratification of the appointment of Moss Adams LLP as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Audit Committee is submitting the appointment of Moss Adams LLP to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
5% Stockholders
Leviticus Partners, LP (3)	376,666	9.9%
Roy L. Rogers (4)	271,887	7.1%

Directors and Executive Officers
Kevin J. Mills (5)	285,349	7.3%
Charlie Bass (6)	277,474	7.2
Micheal L. Gifford (7)	82,856	2.2
David W. Dunlap (8)	66,522	1.7
Leonard L. Ott (9)	58,753	1.5
Tim I. Miller (10)	42,294	1.1
Leon Malmed (11)	42,250	1.1
Enzo Torresi (12)	40,517	1.1
Lee A. Baillif (13)	31,897	*
Peter Sealey (11)	30,000	*
Thomas O. Miller (14)	16,562	*
Chuck Furedy (11)	11,000	*
Charles C. Emery, Jr. (15)	--	*
All Directors and Executive Officers as a group (13 persons) (16)	985,474	22.8%
*Less than 1%
(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2) Percentage ownership is based on 3,789,067 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.
(3) AMH Equity LLC is the general partner of Leviticus Partners, LP The address of Leviticus Partners, LP is 60 East 42nd Street, Suite 901, New York, NY 10165. Includes 16,666 shares subject to warrants exercisable within 60 days of March 1, 2010.
(4) Shares held by Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 which holds 97,283 shares of Common Stock, and for the Roy and Ruth Rogers Unitrust, UTD 09-28-89 which holds 88,401 shares of Common Stock. Mr. Rogers'address is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, CA 94025. Includes 28,000 shares subject to warrants exercisable within 60 days of March 1, 2010.
(5) Includes 95,842 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(6) Includes 50,250 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(7) Includes 62,883 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(8) Includes 57,976 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(9) Includes 57,313 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(10) Includes 41,839 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010
(11) Consists of shares of Common Stock subject to options exercisable within 60 days of March 1, 2010
(12) Includes 37,125 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010
(13) Includes 29,239 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(14) Includes16,000 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.
(15) Charles C. Emery, Jr. is nominated to become a new director.
(16) Includes 531,717 shares of Common Stock subject to options exercisable within 60 days of March 1, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, the Company believes that during fiscal 2009 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT
            The current executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	49	President and Chief Executive Officer and Director
David W. Dunlap	67	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Micheal L. Gifford	52	Executive Vice President and Director
Lee A. Baillif	49	Vice President and Controller
Chuck Furedy	60	Sr. Vice President of Worldwide Sales
Tim I. Miller	55	Vice President of Worldwide Operations and Engineering
Leonard L. Ott	51	Vice President and Chief Technical Officer

           For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Proposal One - Election of Directors" above.

           David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and served in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies, including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant, and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

           Lee A. Baillif has served as the Company's Controller since January 1, 1999 and was promoted to Vice President and Controller on January 24, 2007. Prior to his appointment as Controller, Mr. Baillif was a member of the accounting staff from September 1994. He holds a BS in Business and Finance from San Francisco State University.

           Chuck Furedy commenced employment as the Company's Senior Vice President of Worldwide Sales on August 1, 2009. Mr. Furedy served in a consulting role from April 1, 2009 to July 31, 2009 assisting with strategic marketing activities. Mr. Furedy's career spans over 30 years with Symbol Technologies (now the EMB business unit of Motorola, Inc.) selling data collection and mobile computing solutions to businesses around the world. He served as their Vice President of OEM Sales during a twenty year period of rapid growth and technological change in the automatic identification industry. Mr. Furedy holds a BS in Business from Middle Tennessee State University.

           Tim I. Miller has served as the Company's Vice President of Worldwide Operations since March 2003, responsible for the Company's worldwide manufacturing operations and assumed the additional role of Vice President of Engineering on April 1, 2009. Mr. Miller served as Vice President of Worldwide Operations as a consultant to the Company from January 2003 to March 2003. Mr. Miller was an independent consultant from June 1991 to December 1992. Prior to joining the Company, Mr. Miller was the Vice President of Worldwide Operations for Com21, a developer of broadband technology solutions, from August 1994 to May 2001. Mr. Miller holds a BS with an emphasis in Business Administration and Political Science from San Jose State University.

           Leonard L. Ott has served as the Company's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering from December 1998 to October 2000. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant to the Company, from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served in various senior roles at Vision Network Systems, a networking systems company, from March 1988 to November 1993. Mr. Ott holds a BS in Computer Science from the University of California at Berkeley.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

           The following tables set forth the annual compensation paid to or accrued by the Company on behalf of the outside directors of the Company for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)	Total ($)
Charlie Bass	$8,000	$16,700(3)	$24,700
Leon Malmed	$8,000	$13,360(4)	$21,360
Thomas O. Miller	$8,000	$11,690(5)	$19,690
Peter Sealey	$8,000	$8,350(6)	$16,350
Enzo Torresi	$8,000	$10,020(7)	$18,020
(1) Directors are paid a fee for attendance at four regularly scheduled board meetings at the rate of $4,000 per meeting, totaling $16,000 per year. In 2009, each director agreed to forego $8,000 in fees as a cost reduction measure.
(2) Amounts shown are not intended to reflect value actually received by the directors. Instead, the amounts shown are the total fair value of option awards granted in fiscal 2009 for financial statement reporting purposes, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R). These values are amortized as equity compensation expense over the one year vesting period of the grants.
(3) Mr. Bass was granted an option to purchase 10,000 shares on April 29, 2009 with a grant date fair value, computed in accordance with ASC Topic 718, of $16,700. The aggregate equity awards held by Mr. Bass at December 31, 2009 were options to purchase 50,250 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $469,050.
(4) Mr. Malmed was granted an option to purchase 8,000 shares on April 29, 2009 with a grant date fair value, computed in accordance with ASC Topic 718, of $13,360. The aggregate equity awards held by Mr. Malmed at December 31, 2009 were options to purchase 42,250 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $430,110.
(5) Mr. Miller was granted an option to purchase 7,000 shares on April 29, 2009 with a grant fair value, computed in accordance with ASC Topic 718 of $11,690. The aggregate equity awards held by Mr. Miller at December 31, 2009 were options to purchase 16,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $51,240.
(6) Mr. Sealey was granted an option to purchase 5,000 shares on April 29, 2009 with a grant date fair value, computed in accordance with ASC Topic 718, of $8,350. The aggregate equity awards held by Mr. Sealey at December 31, 2009 were options to purchase 30,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $235,350.
(7) Mr. Torresi was granted an option to purchase 6,000 shares on April 29, 2009 with a grant date fair value, computed in accordance with ASC Topic 718, of $10,020. The aggregate equity awards held by Mr. Torresi at December 31, 2009 were options to purchase 37,125 shares of Common Stock. The valuation for these awards at such date, determined pursuant to ASC Topic 718, was $423,875.

           During 2009, the Board met four times in person and four times by telephone, and all directors attended all meetings.

           The outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during the year of Board service, commencing at each election of the Board of Directors. Options to purchase 5,000 shares are awarded to each director for Board and committee service. The director serving as the Board chairperson receives an option to purchase an additional 2,000 shares. Directors serving as chairpersons of the Audit, Nominating and Compensation Committees each receive an option to purchase an additional 1,000 shares, and members serving on the Audit Committee receive an option to purchase an additional 2,000 shares. As a result, on April 29, 2009, the outside directors as a group were granted options to purchase an aggregate of 36,000 shares. These options vest monthly over a one year period commencing April 29, 2009, and have an exercise price of $2.35 per share, which was the fair market value of the Common Stock on the date of grant. See also Proposal One - Compensation of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

           The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract and retain key people and motivate them to achieve or exceed key objectives of the Company by making individual compensation directly dependent on the Company's achievement of financial goals, such as revenue attainment and profitability.

           As a result, the Company strives to provide a total compensation package that is fair, reasonable and competitive with prevailing practices in the Company's industry, allowing for above average total compensation when justified by business results and individual contribution.

           Commencing with the fourth quarter of 2008, the Company with the approval of the Compensation Committee, took a number of cost reduction steps involving compensation to reduce overall costs and expenses during a period of reduced revenue resulting from adverse economic conditions. These steps included a 22 percent reduction in the number of employees from 90 to 70 in the fourth quarter of 2008 and first quarter of 2009, base salary reductions ranging from 10 percent to 20 percent, and a suspension in 2009 of all variable compensation programs except sales commissions. The Company has continued these cost reduction measures during the first quarter of 2010 with the expectation of restoring these measures as economic conditions improve.

           In addition, adverse economic conditions have resulted in reductions in the market valuations of the Company. Stock options, which are a key element of compensation as described in this section, have become largely ineffective in their objectives of aligning employee and stockholder interests, in retaining employees and in rewarding employees for increases in stockholder value because lower market valuations have resulted in the options granted prior to 2009 having little value because the exercise prices are much higher than the trading price of the Company's stock. Proposal Two addresses these concerns and if approved, will enable stock options previously granted to be exchanged for currently priced options with extended lives and vesting periods with the objective of restoring the effectiveness of the stock option program.

           Accordingly, the discussions that follow reflect the goals and objectives of the Company's compensation policies and practices following the restoration of the cost reduction measures just described.

COMPENSATION PHILOSOPHY AND OBJECTIVES

           The Company's compensation policies, plans and programs are intended to achieve the following objectives:

      attract, retain and motivate talented executive officers;

      provide executive officers with cash bonus opportunities linked to achievement of business objectives and individual performance goals; and

      align the financial interests of executive officers with those of stockholders by providing executive officers with an equity stake in the Company.

           The Company's approach to executive compensation is to be "middle of the road" for base compensation, to set above-median financial compensation targets as variable compensation to motivate and reward performance, and to offer equity incentives while maintaining acceptable levels of dilution.

ELEMENTS OF EXECUTIVE COMPENSATION

                 The Company focuses on optimizing its compensation program to motivate executives to improve the Company's results on a cost-effective basis. The three major components of the Company's executive officer compensation are:

                 (i) base salary,

                 (ii) variable incentive awards; and

                 (iii) long-term, equity-based incentive awards.

           The components of the Company's rewards program, as well as the total direct compensation for executives, are compared against other public companies as set forth as summary data in the national compensation survey of the American Electronics Association. The compensation survey is used to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on companies in the electronics industry and provides information on base salary and variable incentive awards based on size of companies and geographic location. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area, which has many electronics firms that compete for talent and offer employment alternatives.

           Base Salary. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Overall, the total direct compensation level for each position is targeted at the median percentile of similar positions in the American Electronics Association surveys for employees participating in variable incentive award programs. Some variation from the median is allowed when, in the judgment of the Compensation Committee, the value of the individual's experience, performance and specific skill set justifies upward or downward variation. Base salary recognizes an employee's role, responsibilities, skills, experience and performance. Currently, the base salaries of the Named Executive Officers are at or below the median percentile, reflecting decisions by the Compensation Committee in past years, and supported by management, to limit salary increases based on the financial condition of the Company.

           The Compensation Committee determines both the amount and timing of base salary increases. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in the American Electronics Association survey for executive positions in similarly sized companies, and the individual performance of each executive. Since the fourth quarter of 2008 to date, the Compensation Committee has also taken into account the cost reduction measures designed to offset lower revenue resulting from adverse economic conditions (see Compensation Discussion and Analysis - Overview).

Variable Incentive Awards.

Note: Variable incentive awards were suspended in 2009 and remain suspended as a cost reduction measure responding to lower revenue resulting from adverse economic conditions. The Compensation Committee may determine to reinstate the variable-incentive awards program as described in this section if economic conditions permit.

           To reinforce the importance of meeting the Company's financial goals, and to reward significant individual contribution to that effort, the Company believes that, during normal times, a meaningful portion of the quarterly compensation of each executive officer should be in the form of variable incentive pay. Variable incentive target awards are established by the Compensation Committee under the same criteria used for establishing base salaries, and base salary and variable incentive targets are considered together in establishing appropriate compensation levels for each executive officer. Each executive officer participates in a Management Variable Incentive Compensation Plan, which is approved by the Compensation Committee, and performance is measured quarterly. The Compensation Plan measures four components:

      Quarterly Company revenue compared to a Board-approved "Financial Plan";

      Quarterly Company gross margins compared to the Financial Plan;

      Company expenses compared to the Financial Plan; and

      Achievement of individual quarterly management objectives.

           The Financial Plan is approved each year by the Board of Directors, and actual results are measured against that Financial Plan. Management objectives are set quarterly by each executive officer's supervisor. Each component is weighted equally, and awards are paid based on the percentage attainment achieved for each component. Awards are capped at twice the target award levels for each financial component, and executive officers earn zero for a financial component if attainment of that component is less than 80 percent. Variable incentive targets for executives ranged from 9 percent to 40 percent of total cash compensation in fiscal 2008, averaging 25 percent for all executives. The Compensation Committee believes that setting variable incentive targets at these levels provides compensation incentives that are meaningful in recognizing successful performance without causing severe financial hardships to the executives should the variable targets not be reached. The program was suspended, however, for cost reduction reasons in fiscal 2009 and may be reinstated during 2010 if economic conditions permit.

            The Company's ratios of variable compensation to total compensation are generally at or above median levels for similar executives, as reported in the salary survey of the American Electronics Association, and elevate the importance of reaching or exceeding financial goals as set in the Company's annual Financial Plan. The Financial Plan is set at the beginning of each year. The Financial Plan has historically set aggressive targets for revenue, gross margins, and operating expenses. The effect of missing the Financial Plan targets on the compensation of the executives is amplified when actual financial results are less than 80% of the Financial Plan targets as the executives receive no compensation for such results. On the upside, the variable quantitative financial-based portions of the awards (revenue, gross margins and expense) can result in an individual earning up to 200% of the individual's target, providing strong financial incentives to meet or exceed Financial Plan objectives.

           Variable compensation programs were suspended in 2009. Actual variable compensation payments as a percentage of variable compensation targets during 2008 and 2007 are shown in the table below for the Named Executive Officers.

Named Executive Officer	Position(s)	2009	2008	2007
Kevin J. Mills	President and Chief Executive Officer and Director	Suspended	85%	81%
Micheal L. Gifford	Executive Vice President and Director	Suspended	85%	82%
David W. Dunlap	Vice President of Finance and Administration, Chief Financial Officer and Secretary	Suspended	86%	82%
Tim I. Miller	Vice President of Worldwide Operations and Engineering	Suspended	80%	79%
Leonard L. Ott	Vice President and Chief Technical Officer	Suspended	81%	70%

Long-Term, Equity-Based Incentive Awards.

           The goal of the Company's long-term, equity-based incentive awards is to align the interests of the executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers to remain employed with the Company. Such awards to date have been in the form of stock option grants. The Compensation Committee determines the size of each award according to each executive officer's position at the Company and sets a level that it considers appropriate to create a meaningful opportunity for equity participation. In addition, the Compensation Committee, in consultation with management, takes into account an individual's recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by each individual at the time of the new grant, and the size of the available stock award pool.

           In June 2004, the Company's stockholders approved the 2004 Equity Incentive Plan and initially transferred the remaining shares available for grant from the Company's 1995 Amended and Restated Stock Plan which was scheduled to expire in 2005. The 2004 Equity Incentive Plan provides for an automatic increase each January 1st in the available stock award pool equal to the least of (a) 200,000 shares, (b) 4% of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. Options are granted at the discretion of the Compensation Committee to employees and consultants of the Company based on recommendations from management regarding individual responsibilities and performance. The Board of Directors, in consultation with management, grants options annually to directors for service on the Board of Directors.

           The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among employee refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are typically made on the first trading day of the month on or following the date of hire. Refresher grants are made annually, typically during the first quarter of the year on the first open trading day of the quarter, which is two days after the release of earnings for the prior year. Refresher grants typically vest monthly over 48 months, contingent upon continued employment with the Company. All grants expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer term than four years, may be awarded at the discretion of the Compensation Committee. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company's Common Stock appreciates during the option term.

           The Compensation Committee believes that stock option grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives have been employed by the Company more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with potential for substantial cumulative compensation if stock prices increase, thus aligning their interests with those of stockholders. The Company believes stock options are effective executive incentives because of the expectations of the management team that the Company's products and the markets they address provide opportunities for growth that may result in share price appreciation.

           Normally, the Company expects to obtain multiple benefits from its stock option program, including the opportunity to align employee and stockholder interests by rewarding both with share price appreciation, the savings to the Company from being able to set lower cash compensation levels for employees because of the potential benefits from the stock option program, the additional capital raised from the exercise of employee options, and increased employee retention as employees must continue their employment to realize the value of unvested in-the-money options that vest over time. Adverse economic conditions during 2009 continuing into 2010, however, have resulted in overall reductions in the market capitalization and share prices of many public companies including the Company. As of the record date, all of our outstanding options granted prior to 2009 have exercise prices above the trading price of the Company's stock with an average exercise price of outstanding options granted in 2008 or earlier of $15.78 compared to an average exercise price for options granted in 2009 of $2.42. With the large number of stock options that have exercise prices well above the trading price of the Company's stock, realization of the above benefits of the stock option program to option holders and thus to the Company and our stockholders is expected to be limited. As a result, the Board is recommending approval of a stock option exchange program included in this Proxy Statement as Proposal Two to improve the effectiveness of the stock option grant program.

EQUITY INCENTIVE GRANT POLICIES

           General option grant practices. All stock options grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All stock options are priced at the closing market price of the Company's Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. During 2009, the Compensation Committee met six times, and stock option grants were awarded at all of those meetings.

           Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company on the first trading day of the month following the individual's commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee's employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial grants generally vest 25% on the one year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. During 2009, the Company granted options to purchase a total of 75,200 shares to 6 new employees including one new executive officer, representing 15 percent of all shares subject to stock options granted during the year.

           Refresher stock option grants. The Compensation Committee awards refresher stock option grants annually, generally to all employees of the Company, based on the recommendations of management reflecting the responsibilities and performance of each employee and the employee's contributions in meeting the Company's goals and objectives. Refresher grants are typically made during the first quarter of the year during open trading windows as defined in the Company's Code of Business Conduct and Ethics including the Insider Trading Policy contained therein and vest over 48 months. In 2009, refresher grants were made twice, once in February and again in June. The June 2009 grant enabled the Board to award additional options to employees in recognition of employee cost saving contributions to the Company. These additional awards were primarily from shares returned to the stock option pool from unexercised shares previously granted to employees who were terminated as part of a reduction in force. In 2009, the Company awarded options to acquire an aggregate of 113,958 shares to the six continuing executive officers of the Company, representing 24 percent of all shares subject to stock options granted during the year. The Company also granted refresher options to purchase a total of 251,023 shares to 65 non-executive officer employees in 2009, representing 51 percent of all shares subject to stock options granted during the year. In addition, the Company granted options to purchase 16,000 shares to consultants serving the Company including the members of the Company's Technical Advisory Board as their sole compensation for serving on that board, representing 3 percent of the shares subject to all stock options granted during the year.

           Director stock option grants. A portion of the compensation of the Company's outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors at the first regularly scheduled board meeting following the annual election of directors and vest over the ensuing year of service. Options are awarded equally to all directors for Board and Nominating and Compensation Committees service. Additional options are awarded for Board and committee leadership positions and Audit Committee service, as discussed under "Director Compensation." During 2009, the Company granted annual options to purchase a total of 36,000 shares to the 5 independent directors of the Company, representing 7 percent of the shares subject to all stock options granted during the year.

           Other Compensation. Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

ACCOUNTING AND TAX IMPLICATIONS

           Accounting for Stock Based Compensation. On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123R) for the fiscal years ended December 31, 2006 and beyond. Under ASC Topic 718, the Company uses a binomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company's stock option grants. The fair value of stock option grants outstanding prior to January 1, 2006 was estimated using a Black-Scholes option pricing model. The Company adopted the modified prospective recognition method and implemented the provisions of ASC Topic 718 (formerly under FASB Statement 123R) beginning with the first quarter of 2006.

           Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Although the 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, no grants deemed performance-based compensation grants have been awarded to the executive officers of the Company.

Compensation of the Chief Executive Officer

           The Company has historically compensated all of its executives including its Chief Executive Officer under the same programs including cash compensation, stock option grant awards, benefit programs, employment contract and the absence of perquisites using the same processes discussed elsewhere within this Compensation Discussion and Analysis. The factors considered by the Company in determining the compensation of Mr. Mills, the Chief Executive Officer, are the same factors applied to the other executive officers of the Company, as described under Elements of Executive Compensation, and he participates in the same compensation programs as the other executive officers. Mr. Mills' total target compensation is based on survey data prepared by the American Electronics Association for public companies, his responsibility and leadership in establishing and implementing the strategic direction of the Company, and the financial performance of the Company.

           Mr. Mills, as Chief Executive Officer, was the highest paid executive in the Company during fiscal year 2009. His total base salary during the year was $162,888 which included a 20% salary reduction as a cost reduction measure. He did not have any variable compensation as variable compensation programs were suspended during 2009 as a cost reduction measure. Mr. Mills' total compensation is below the median compensation for chief executive officers of public companies of similar size, as reported in the national compensation survey of the American Electronics Association. Mr. Mills also received refresher stock option grants covering 21,560 shares on February 23, 2009 and 8,625 shares on June 1, 2009, at the same time that refresher grants were awarded to all employees of the Company. These options commenced vesting on March 1, 2009 and June 1, 2009, respectively. The grant awarded on February 23, 2009 vests monthly over a 48 month period and the grant awarded on June 1, 2009 vests monthly over a twelve month period. The reliance on stock option grants as a significant element of the Chief Executive Officer's compensation is intended to align his total compensation package with the interests of stockholders and to provide the Chief Executive Officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, including attaining long-term growth and profitability.

           The Chief Executive Officer is entitled to participate in the same health and benefit programs as are available to all employees of the Company. Mr. Mills does not receive any perquisites from the Company.

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2009

           The following table provides fiscal 2009 compensation information and comparable information for the two preceding fiscal years for the Chief Executive Officer, Chief Financial Officer, and the three other executive officers of the Company who were the most highly compensated in fiscal year 2009 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills (4) President and Chief Executive Officer and Director	2009 2008 2007	$162,888 189,604 190,000	$49,202 31,500 31,350	$0 84,756 80,588	$212,090 305,860 301,938

Micheal L. Gifford (5) Executive Vice President and Director	2009 2008 2007	152,115 175,000 175,000	32,332 27,300 28,500	0 42,473 40,768	184,447 244,773 244,268

David W. Dunlap (6) Vice President of Finance and Administration, Chief Financial Officer and Secretary	2009 2008 2007	143,879 169,646 170,000	32,051 25,200 27,360	0 42,854 40,962	175,930 237,700 238,322

Tim I. Miller (7) Vice President of Worldwide Operations and Engineering	2009 2008 2007	131,184 154,677 155,000	32,051 21,000 22,800	0 28,143 28,273	163,235 203,820 206,073

Leonard L. Ott (8) Vice President and Chief Technical Officer	2009 2008 2007	131,154 155,000 155,000	32,051 21,000 19,950	0 27,504 21,708	163,205 203,504 196,658
(1) Represents base salary as described under Compensation Summary and Analysis - Elements of Executive Compensation.
(2) Represents Long-term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the total grant date valuations of stock option grants awarded during the year as determined pursuant to ASC Topic 718. The valuations are expensed for financial reporting purposes over the vesting period of the grant.
(3) Represents Variable Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation. All variable compensation programs for executives were suspended in 2009 as an expense reduction measure.
(4) Mr. Mills' salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(5) Mr. Gifford's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(6) Mr. Dunlap's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(7) Mr. Miller's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.
(8) Mr. Ott's salary for 2009 included a temporary base salary reduction of 20% as an expense reduction measure.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2009

           The following table shows for the fiscal year ended December 31, 2009 certain information regarding options granted to the Named Executive Officers. Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies.

Name	Grant Dates	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Kevin J. Mills	2/23/2009 6/1/2009	21,560 8,625	$1.96 $3.45	$29,106 20,096

Micheal L. Gifford	2/23/2009 6/1/2009	14,780 5,313	$1.96 $3.45	19,953 12,379

David W. Dunlap	2/23/2009 6/1/2009	14,680 5,250	$1.96 $3.45	19,818 12,233

Tim I. Miller	2/23/2009 6/1/2009	12,400 4,125	$1.96 $3.45	24,304 9,611

Leonard L. Ott	2/23/2009 6/1/2009	11,900 4,125	$1.96 $3.45	16,065 9,611
(1) The value of option awards is based on the fair value as of the grant date of such award, determined pursuant to ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R, which was $1.35 per share for the grant dated February 23, 2009 and $2.33 for the grant dated June 1, 2009. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares based on the closing market price for the Company's Common Stock on the grant date. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option to the recipient will depend on the market value of the Company's Common Stock at such date in the future when the option is exercised.

OUTSTANDING EQUITY AWARDS
At Fiscal 2009 Year-End

           The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2009.

Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price per Share ($)(3)	Option Expiration Date(4)
Kevin J. Mills....................................................................................	30,000 9,000 6,700 5,000 4,500 5,000 9,875 4,010 3,781 3,281 4,043 4,313	- - - - - - 125 1,490 1,719 4,219 17,517 4,312	$33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20 1.96 3.45	12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018 2/23/2019 6/1/2019

Micheal L. Gifford.............................................................................	10,000 7,500 5,000 3,400 3,500 4,750 8,888 3,646 3,438 2,844 2,771 2,657	- - - - - - 112 1,354 1,562 3,656 12,009 2,656	33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20 1.96 3.45	12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018 2/23/2019 6/1/2019

Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price per Share ($)(3)	Option Expiration Date(4)
David W. Dunlap..................................................................................	7,500 6,500 5,000 3,400 3,500 4,500 8,394 3,500 3,300 2,625 2,753 2,625	- - - - - - 106 1,300 1,500 3,375 11,927 2,625	$33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20 1.96 3.45	12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018 2/23/2019 6/1/2019

Tim I. Miller..........................................................................................	14,200 4,000 7,406 3,281 2,750 2,188 2,325 2,063	- - 94 1,219 1,250 2,812 10,075 2,062	7.30 32.00 15.00 11.70 10.00 7.20 1.96 3.45	3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018 2/23/2019 6/1/2019

Leonard L. Ott......................................................................................	17,500 5,000 3,300 2,300 2,500 4,000 7,406 2,917 2,406 2,188 2,231 2,063	- - - - - - 94 1,083 1,094 2,812 9,669 2,062	33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20 1.96 3.45	12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018 2/23/2019 6/1/2019
(1) Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested at December 31, 2009.
(2) Grant dates and vesting period information for all grants not fully vested as of December 31, 2009 are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
1/28/2005	1/28/2015	1/1/2006	48
2/17/2006	2/17/2016	1/1/2007	48
2/26/2007	2/26/2017	3/1/2007	48
4/2/2007	4/2/2017	4/2/2007	48
11/1/2007	11/1/2017	11/1/2007	48
2/14/2008	2/14/2018	3/1/2008	48
2/23/2009	2/23/2019	3/1/2009	48
6/1/2009	6/1/2019	6/1/2009	12

(3) Exercise prices are set at the closing price of the Company's Common Stock on the date of grant.
(4) Options expire ten years from the date of grant, provided that the executive continues employment with the Company.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2009

           There were no options exercised by the Named Executive Officers during the year ended December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

           The following table provides information as of December 31, 2009 about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,150,884	$9.64	73,750
Equity compensation plans not approved by security holders (2)	60,175	$28.02	0
Total	1,211,059	$10.80	73,750
(1) Includes the 1995 Stock Plan and its successor, the 2004 Equity Incentive Plan. The 1995 Stock Plan has expired and no new grants may be made from the 1995 Stock Plan. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the least of (a) 200,000 shares, (b) four percent of the total outstanding shares of the Company's Common Stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 151,550 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2010, in addition to those set forth in the table above.
(2) Consists of the 1999 Stock Plan. The 1999 Stock Plan has expired and no new grants may be made from the 1999 Stock Plan.

COMPENSATION COMMITTEE REPORT

           The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

           Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE
Dated: March 18, 2010	Enzo Torresi, Chairman Peter Sealey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           None of the members of the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION

Change of Control and Severance Agreements

           In February 1998, the Company adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10 percent of any consideration payable by a buyer in any acquisition of the Company is to be allocated to the executive officers and such other employees as the Board of Directors determines in its discretion.

           The Company renewed separate employment agreements, effective as of December 31, 2008, with Messrs. Kevin J. Mills, Lee A. Baillif, David W. Dunlap, Micheal L. Gifford, Tim I. Miller, and Leonard L. Ott for a period of three years expiring December 31, 2011. The agreements replaced agreements that expired on December 31, 2008. The Company entered into a separate employment agreement with Chuck Furedy upon his joining the Company as an officer and employee on August 1, 2009. The agreements provide that if the Company terminates the executive's employment without cause, the Company will pay the executive: (i) three months' base salary plus one month's base salary for each two years of completed employment up to a maximum of six months; (ii) health insurance until the earlier of the date of the executive's eligibility for the health insurance benefits provided by another employer or the expiration of the continuation period for base salary; (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination; and (iv) certain other benefits, including the ability to purchase at book value certain items of the Company's property purchased by the Company for the executive's use, which may include a personal computer, a cellular phone and other similar items. The exercise period for any of the executive's vested stock options may also be extended up to a period not to exceed one year based on formulas in the employment agreements. Additionally, under the 1999 Stock Plan and the 2004 Equity Incentive Plan, the rights of all optionees, including executive officers, to exercise all their outstanding options become fully vested and immediately exercisable upon a change of control of the Company, unless the options are assumed by the acquiring entity.

           Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason (2)	Involuntary Without Cause (2)	Involuntary or For Good Reason After Change-in-Control (2)	Due to Death or Disability (2)
Kevin J. Mills
Base Salary (3)	-	-	$105,000	$105,000	$105,000	$105,000
Variable Incentive (4)	-	-	-	-	-	-
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,688	3,688	3,688	3,688
Other Perquisites (7)	-	-	-	-	-	-

Micheal L. Gifford
Base Salary (3)	-	-	95,000	95,000	95,000	95,000
Variable Incentive (4)	-	-	-	-	-	-
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,053	3,053	3,053	3,053
Other Perquisites (7)	-	-	-	-	-	-

David W. Dunlap
Base Salary (3)	-	-	95,000	95,000	95,000	95,000
Variable Incentive (4)	-	-	-	-	-	-
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	2,988	2,988	2,988	2,988
Other Perquisites (7)	-	-	-	-	-	-

Timothy I. Miller
Base Salary (3)	-	-	82,500	82,500	82,500	82,500
Variable Incentive (4)	-	-	-	-	-	-
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,790	3,790	3,790	3,790
Other Perquisites (7)	-	-	-	-	-	-

Leonard L. Ott
Base Salary (3)	-	-	82,500	82,500	82,500	82,500
Variable Incentive (4)	-	-	-	-	-	-
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,452	3,452	3,452	3,452
Other Perquisites (7)	-	-	-	-	-	-
(1) Cause is defined in each executive's employment agreement as gross misconduct or fraud, misappropriation of the Company's proprietary information, or willful and continuing breach of duties following notice and a cure period.
(2) All reasons for termination except voluntary resignation or termination by the Company for cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause.
(3) Except in the case of voluntary resignation or termination for cause, base salary is continued from the date of termination for three months plus one month for each two years of completed service up to a maximum of six months.
(4) Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal 100% of the bonus to which the executive would have otherwise been entitled for the quarter of termination and 50% of such bonus entitlement for the following quarter. For 2009 and currently, variable compensation programs for executives have been suspended as a cost reduction measure and no amounts would be due and payable upon termination.
(5) Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive's employment agreement. In the event of a change in control where stock options are not assumed by the acquiring entity, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date.
(6) Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or securing other employment that includes such benefits.
(7) There are no perquisites in the compensation packages of any of the executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

           Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

           The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

          The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

           The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the Nasdaq Stock Market the provisions of the Sarbanes-Oxley Act and pending legislation. As a result of review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

Executive Compensation Authority

      The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.
      The Compensation Committee reviews and approves annual salary increases for all other employees of the Company, upon the recommendation of management.

      The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.

Director Independence

      The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.

      The Company's independent directors hold formal meetings without the presence of management and chaired by an independent director.

      The Audit, Compensation and Nominating Committees consist solely of independent directors.

Audit Committee

      All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.

      Mr. Bass, a member of the Audit Committee, possesses the qualifications of an "audit committee financial expert," as required by SEC regulations.

      The Audit Committee's charter formalizes and makes explicit the following:
        The Audit Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;

        The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;

        The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company's Chief Financial Officer, Controller and other Company officers directly, as it considers appropriate;

        The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;

        The Audit Committee's duty to maintain a formal complaint monitoring procedure (a "whistleblower" policy) to enable confidential and anonymous reporting to the Audit Committee;

        The Audit Committee's authority over the independent auditors' rotation policy; and

        The Audit Committee's responsibilities to oversee the Company's risk management policies and practices.

Other Governance Matters

      The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

      The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.

      Each of the Compensation Committee and Nominating Committee has a written charter.

      The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.

      The Company has a policy that the Board of Directors reviews its own performance on an annual basis.

      The Company prohibits loans to its officers and directors.

Board Leadership

           The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except for Messrs. Mills and Gifford, are independent. In addition, all of the members of our Board's committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions without members of management present. In addition, the Company has a separate position of Chairman of the Board which is held by Mr. Bass, an independent director, who provides additional oversight to the management of the Company. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time as it allows the recommendations and decisions of the President and Chief Executive Officer, who views such recommendations and decisions from a management perspective, to be reviewed and discussed with the Chairman of the Board, who views such recommendations and decisions from the perspective of an independent director.

Risk Management

  The Company has designated its Chief Financial and Administrative Officer as its Risk Management Officer with responsibility for identifying, assessing, monitoring and reporting risks that could potentially impact the business.

  The Company summarizes the primary risks associated with the business in its quarterly and annual reports on Forms 10-Q and 10-K, respectively.

  The Audit Committee has primary responsibility for oversight of risk management. The Audit Committee meets as necessary, at least quarterly, and matters involving risk are included in the Audit Committee's agenda. The Chairman of the Audit Committee who is also Chairman of the Board and the President and Chief Executive Officer conduct a call at least weekly to review Company operations and such discussions include a review of risk matters as appropriate.

Compensation Risk Considerations

           The Compensation Committee has responsibility for oversight of risk management associated with compensation matters and risks relating to compensation policies and practices are considered at each meeting of the Committee. The Committee does not believe that the Company's compensation policies and practices promote risky behavior on the part of its employees as discussed below.

           The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company's performance-based award programs represent a small percentage of employees' total compensation opportunities. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company's success, and that they do not encourage unnecessary or excessive risk taking.

           Compensation provided to employees in the form of long-term equity awards are important to help further align employees' interests with those of the Company's stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company's stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html.

Policy for Director Recommendations and Nominations

           The Nominating Committee considers candidates for Board membership suggested by Board members, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company's Common Stock who have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

           A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee c/o Corporate Secretary Socket Mobile, Inc. 39700 Eureka Drive Newark, CA 94560

The notice must include:

      the candidate's name and home and business contact information;

      detailed biographical data and relevant qualifications;

      a signed letter from the candidate confirming his or her willingness to serve;

      information regarding any relationships between the candidate and the Company within the last three years; and

      evidence of the required ownership of Common Stock by the recommending stockholder.

          In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

           Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

      The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.

      Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest. The Nominating Committee recognizes that diversity in these areas brings value to the collective impact of the Board on the Company. The Company does not consider or make its recommendations based on race, gender, religion, age, sexual orientation or other matters the Committee deems not relevant to effective board service.

      Such other factors as the Nominating Committee may consider appropriate.

           The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

      The highest personal and professional ethics and integrity.

      Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.

      Skills complementary to those of the existing members of the Board of Directors.

      The ability to assist and support management and make significant contributions to the Company's success.

      An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

           In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee. In connection with the nomination of Charles C. Emery, Jr. as an independent director of the Company, the Nominating Committee determined that it would like to fill the vacancy created by the retirement of Mr. Torresi with a person having a strong background in healthcare, one of the primary vertical markets served by the Company. The Committee solicited recommendations from a number of sources including the directors and officers of the Company and from others with whom the Company works with in the healthcare industry, and identified 5 candidates that were interviewed and considered by the Committee, members of the Board and management. At the conclusion of this process, Mr. Emery was unanimously nominated as a director subject to election by the stockholders at the annual meeting.

           The Nominating Committee believes that the current nominees for director all meet the general criteria for board membership as described in this section. In addition, each nominee brings particular strengths to the Board. For example, all incumbent directors have a thorough knowledge and understanding of the Company. Mr. Bass also has extensive experience as a former chief executive officer or senior manager in ten companies over the past 35 years in the fields of networking, semiconductors and computing platforms. Mr. Miller has experience as the former Chief Executive Officer of Intermec, a public manufacturer of rugged bar code scanners and terminal solutions for the mobile computing marketplace, and has been Chairman of A.I.M., an international trade association representing Automatic Identification/Data Capture and mobility technology solution providers. He actively consults in these areas. Mr. Malmed has been a senior sales and marketing executive with technology based companies including SanDisk (memory products), Syquest, Maxtor and Quantum (electronic storage products). Mr. Sealey has well established credentials as a senior marketing executive and marketing consultant, and is a college professor of marketing. Messrs. Bass and Sealey hold doctorate degrees in their respective fields. Mr. Emery has a strong background working in the healthcare industry with an emphasis on healthcare management systems. Both Mr. Mills and Mr. Gifford have strong engineering backgrounds and a history of innovative leadership and understanding of the business mobility market. Mr. Mills has more than 16 years of experience with the Company, the last 10 years as President and Chief Executive Officer. Mr. Gifford CO-founded the Company and been a key part of its growth and development in serving the business mobility market since the Company's inception.

Stockholder Communications to Directors

           Stockholders may communicate directly with the members of the Board of Directors by sending an email to socketboard@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require the immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

           In January 2010, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Mr. Gifford, the Company's Executive Vice President, are independent of the Company and its management under the corporate governance standards of the Nasdaq Stock Market.

Code of Business Conduct and Ethics

           The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company's senior financial and executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE AUDIT COMMITTEE

           The Board of Directors maintains an Audit Committee comprised of at least three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2009, including discussing the quality of the accounting principles, the reasonableness of significant judgments, including the identification and assessment of risks, and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Audit Committee reviewed the 2009 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence.

           The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings with the auditors in regard to their audit of the Company's annual financial statements for the year ended December 31, 2009. In addition, a conference call among members of the Audit Committee, the auditors and management was held each quarter during fiscal 2009 to review the Company's quarterly financial reports prior to their issuance.

           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee also approved the appointment of Moss Adams LLP as the Company's independent auditors for the year ending December 31, 2010.

           The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE
Dated: April 1, 2010	Charlie Bass Leon Malmed Thomas O. Miller

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placement

           On May 26, 2009, the Company completed the sale of 556,786 shares of its Common Stock in a private placement with certain investors, including certain officers and directors of the Company and beneficial holders of more than five percent of the Company's outstanding capital stock. Of the shares sold, the Company issued 306,786 shares to non-management investors at $1.80 per share, 90 percent of the closing bid price of the common stock on the Nasdaq Capital Market one day prior to the execution of the Securities Purchase Agreement. Kevin J. Mills, President, Chief Executive Officer and a director of the Company, and Charlie Bass, Chairman of the Board of Directors of the Company, participated in the private placement for a total of 250,000 shares at $2.00 per share, the closing bid price of the Common Stock on the Nasdaq Capital Market one day prior to the execution of the Securities Purchase Agreement. In conjunction with the private placement, the Company issued to non-management investors five-year warrants to acquire an additional 61,356 shares of Common Stock at $1.80 per share, and issued to the placement agent a five-year warrant to acquire 27,839 shares of Common Stock at $1.80 per share. The aggregate amount raised in the private placement was approximately $1,052,000 before deducting expenses. The aggregate number of shares of Common Stock issued and reserved for the exercise of warrants issued in or in connection with the private placement was 645,981.

           In connection with the private placement, the Company entered into a Registration Rights Agreement with the investors in the private placement, pursuant to which the Company filed a registration statement with the Securities Exchange Commission for the resale of the shares of Common Stock issued in the private placement, including those shares reserved for issuance upon exercise of the warrants.

           In connection with the private placement, the Company issued shares of its Common Stock and warrants to purchase its Common Stock to the related persons set forth below:

Related Person	Shares of Common Stock	Warrants to Purchase Shares of Common Stock	Investment
Kevin J. Mills (1)	200,000	-	$400,000.00
Charlie Bass (2)	50,000	-	$100,000.00
Roy L. Rogers (3)	140,000	28,000	$252,000.00
Leviticus Partners, LP (4)	83,333	16,666	$149,999.40
(1) Kevin J. Mills is the Company's President and Chief Executive Officer and a director of the Company. Mr. Mills beneficially owns more than five percent of the Company's Common Stock.
(2) Charlie Bass is Chairman of the Board of Directors of the Company. Mr. Bass beneficially owns more than five percent of the Company's Common Stock and is custodian for The Bass Trust which participated in the private placement.
(3) Roy L. Rogers is trustee for the Rogers Family Trust UTD 01-21-81 and for the Roy and Ruth Rogers Unitrust, UTD 09-28-89, which collectively beneficially own more than five percent of the Company's Common Stock. The Rogers Family Trust UTD 01-21-81 participated in the private placement.
(4) AMH Equity LLC is the general partner of Leviticus Partners, LP, which beneficially owns more than five percent of the Company's Common Stock and participated in the private placement.

           Also see, Executive Compensation - Change of Control and Severance Agreements.

           Related party transactions, regardless of amount, to which the Company has been a party and in which any director, executive officer or beneficial holder of more than five percent of the Company's outstanding capital stock has or would have a direct or indirect material interest require the prior approval of the Audit Committee or, in the case of an interest of a director, the full Board of Directors. The full Board of Directors, excluding Messrs. Bass and Mills, approved the private placement.

OTHER MATTERS

           The Company knows of no other matters to be submitted at the 2010 Annual Meeting of Stockholders. If any other matters properly come before the 2010 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

Dated: April 1, 2010	THE BOARD OF DIRECTORS

APPENDIX A

SOCKET MOBILE, INC.

2004 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

  to attract and retain the best available personnel for positions of substantial responsibility,

  to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company's business.

           The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

           (a) "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

           (b) "Applicable Laws" means the requirements relating to the administration of equity-based awards under US state corporate laws, US federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

           (c) "Award" means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Performance Units or Performance Shares.

           (d) "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

           (e) "Board" means the Board of Directors of the Company.

           (f) "Cash Position" means as to any Performance Period, the Company' s level of cash and cash equivalents, including, without limitation, amounts classified for financial reporting purposes as short-term investments and restricted investments.

           (g) "Change in Control" means the occurrence of any of the following events:

                      (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                      (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

                      (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

           (h) "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

           (i) "Committee" means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

           (j) "Common Stock" means the common stock of the Company.

           (k) "Company" means Socket Communications, Inc., a Delaware corporation, or any successor thereto.

           (l) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

           (m) "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Section 162(m) of the Code.

           (n) "Director" means a member of the Board.

           (o) "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

           (p) "Earnings Per Share" means as to any Performance Period, the Company's or a business unit's Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with US GAAP; provided, however, that if Net Income as to any such Performance Period is a negative amount, then Earnings Per Share means the Company's or business unit's Net Income, divided by a weighted average number of common shares outstanding, determined in accordance with US GAAP.

           (q) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

           (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           (s) "Excluded Items" includes, without limitation, (i) incentive compensation, (ii) in-process research and development expenses, (iii) acquisition costs, (iv) compensation expense from equity compensation, (v) operating expenses from acquired businesses, (vi) amortization of acquired intangible assets, and (vii) such other unusual or one-time items as may be identified by the Administrator.

           (t) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                      (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                      (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                      (iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

           (u) "Fiscal Year" means the fiscal year of the Company.

           (v) "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

           (w) "Inside Director" means a Director who is an Employee.

           (x) "Net Income" means as to any Performance Period, the Company's or a business unit's income after taxes determined in accordance with US GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

           (y) "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

           (z) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

           (aa) "Operating Cash Flow" means as to any Performance Period, the Company's or a business unit's cash flow generated from operating activities, as reported in the Company's cash flow statements and calculated in accordance with US GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

           (bb) "Operating Income" means as to any Performance Period, the Company's or a business unit's income from operations determined in accordance with US GAAP, adjusted for any Excluded Items approved for exclusion by the Administrator.

           (cc) "Option" means a stock option granted pursuant to the Plan.

           (dd) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

           (ee) "Participant" means the holder of an outstanding Award.

           (ff) "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award granted under the Plan. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Net Income, (d) Operating Cash Flow, (e) Operating Income, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue and (j) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

           (gg) "Performance Period" means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

           (hh) "Performance Share" means an Award granted to a Participant pursuant to Section 9.

           (ii) "Performance Unit" means an Award granted to a Participant pursuant to Section 9.

           (jj) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

           (kk) "Plan" means this 2004 Equity Incentive Plan.

           (ll) "Restricted Stock" means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

           (mm) "Return on Assets" means as to any Performance Period, the percentage equal to the Company's or a business unit's Operating Income divided by average net Company or business unit, as applicable, assets, determined in accordance with US GAAP.

           (nn) "Return on Equity" means as to any Performance Period, the percentage equal to the Company's Net Income divided by average stockholder's equity, determined in accordance with US GAAP.

           (oo) "Return on Sales" means as to any Performance Period, the percentage equal to the Company's or a business unit's Operating Income divided by the Company's or the business unit's, as applicable, Revenue.

           (pp) "Revenue" means as to any Performance Period, the Company's or business unit's net sales, determined in accordance with US GAAP.

           (qq) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

           (rr) "Section 16(b)" means Section 16(b) of the Exchange Act.

           (ss) "Service Provider" means an Employee, Director or Consultant.

           (tt) "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

           (uu) "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

           (vv) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

           (ww) "Total Shareholder Return" means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

           (xx) "US GAAP" means generally accepted accounting principles in the United States.

3. Stock Subject to the Plan.

           (a) Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is (i) the number of Shares which have been reserved but not issued under the Company's 1995 Stock Plan, as amended and restated (the "1995 Plan") as of the date of stockholder approval of this Plan, (ii) any Shares returned to the 1995 Plan as a result of termination of options or repurchase of Shares issued under such plan, and (iii) an annual increase to be added on the first day of the Company's fiscal year beginning in 2005, equal to the least of (A) 2,000,000 Shares, (B) 4% of the outstanding Shares on such date or (C) an amount determined by the Board.. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan will be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised.

           (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Award, will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares will become available for future grant under the Plan.

           (c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

           (a) Procedure.

                      (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

                      (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

                      (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

                      (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

           (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

                      (i) to determine the Fair Market Value;

                      (ii) to select the Service Providers to whom Awards may be granted hereunder;

                      (iii) to determine the number of Shares to be covered by each Award granted hereunder;

                      (iv) to approve forms of agreement for use under the Plan;

                      (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

                      (vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

                      (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

                      (viii) to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan. Notwithstanding the foregoing, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 12), unless approved by the Company's stockholders and neither may the Committee, without the approval of the Company's stockholders, cancel any outstanding Option or SAR and immediately replace it with a new Option or SAR with a lower exercise price;

                      (ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 13;

                      (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

                      (xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award

                      (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

           (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

           (a) Limitations.

                      (i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

                      (ii) The following limitations will apply to grants of Options:

                                 (1) No Service Provider will be granted, in any Fiscal Year, Options and/or Stock Appreciation Rights to purchase more than 750,000 Shares.

                                 (2) In connection with his or her initial service, a Service Provider may be granted Options and/or Stock Appreciation Rights to purchase up to an additional 1,250,000 Shares, which will not count against the limit set forth in Section 6(a)(2)(ii)(1) above.

                                 (3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 12.

                                 (4) If an Option and/or Stock Appreciation Right is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 12), the cancelled Option and/or Stock Appreciation Right, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option and/or Stock Appreciation Right is reduced, the transaction will be treated as a cancellation of the Option and/or Stock Appreciation Right and the grant of a new Option and/or Stock Appreciation Right, as applicable.

           (b) Term of Option. The Administrator will determine the term of each Option in its sole discretion. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

           (c) Option Exercise Price and Consideration.

                      (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

                                 (1) In the case of an Incentive Stock Option

                                            a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

                                            b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

                                 (2) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator, but shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                                 (3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

                      (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

                      (iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Participant and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

           (d) Exercise of Option.

                      (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

           An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Award, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

           Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                      (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                      (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

                      (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

           (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

           (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 250,000 Shares of Restricted Stock; provided, however, that in connection with a Participant's initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

           (c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

           (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

           (e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

           (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

           (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

           (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

           (i) Section 162(m) Performance Restrictions. For purposes of qualifying a Restricted Stock as "performance-based compensation" under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals, which will be set by the Administrator on or before the Determination Date. In this connection, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Stock Appreciation Rights.

           (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

           (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options and/or SARs covering more than 750,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted Options and/or SARs covering up to an additional 1,250,000 Shares.

           (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. In the case of a freestanding SAR, the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The exercise price of a tandem or affiliated SARs will equal the exercise price of the related Option.

           (d) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

           (e) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

           (f) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

                      (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

                      (ii) The number of Shares with respect to which the SAR is exercised.

           At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. Performance Units and Performance Shares.

           (a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (b) no Participant will receive more than 250,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted up to an additional 500,000 Performance Shares.

           (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

           (c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the "Performance Period." Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

                      (i) General Performance Objectives. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.

                      (ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares will be based on the achievement of Performance Goals. The Administrator will set the Performance Goals on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

           (d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

           (e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

           (f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

10. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

11. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

12. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

           (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8 and 9.

           (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

           (c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

           With respect to Awards granted to a non-employee Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

           For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

           Notwithstanding anything in this Section 12(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant's consent; provided, however, a modification to such performance goals only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13. Tax Withholding

           (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

           (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

15. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

16. Term of Plan. Subject to Section 20 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

17. Amendment and Termination of the Plan.

           (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

           (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

           (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

18. Conditions Upon Issuance of Shares.

           (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

           (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

20. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

This Proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc.

2010 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned stockholder of SOCKET MOBILE, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 25, 2010, and hereby appoints Kevin J. Mills and David W. Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of SOCKET MOBILE, INC. to be held on Thursday, April 29, 2010 at 9:00 a.m. local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF SEVEN DIRECTORS.
/ / FOR all nominees listed / / Withhold Authority to vote for ALL Nominees Listed
Nominees: Charlie Bass; Kevin J. Mills; Charles C. Emery, Jr.; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
Charlie Bass; Kevin J. Mills; Charles C. Emery, Jr.; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey
2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN TO PROVIDE FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM.
	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.
	/ / FOR	/ / AGAINST	/ / ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN, FOR THE RATIFICATION OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
	Signature	Signature	, 2010 Date

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)